                                                                    EXHIBIT 99.1
                                                                    ------------

                              HEIDRICK & STRUGGLES

NEWS                                                       FOR IMMEDIATE RELEASE
                                                           ---------------------

                          HEIDRICK & STRUGGLES REPORTS
                      2003 THIRD QUARTER FINANCIAL RESULTS

                    View on 2003 Fourth Quarter Also Provided

CHICAGO (October 30, 2003)--Heidrick & Struggles International, Inc. (Nasdaq:
HSII), the world's premier executive search and leadership consulting firm, today announced its financial results for the 2003 third quarter.

2003 Third Quarter Overview
     . Consolidated net revenue was $76.9 million, a decrease of 12 percent from $87.4 million in the 2002 third quarter.
     . Operating income was $3.3 million, a decrease of 7 percent from $3.6 million last year.
     . Net income was $1.1 million, an increase of 14 percent from $924,000 last year.
     . Diluted earnings per share were $0.05, even with last year.
     . Results include a $1.4 million restructuring charge to increase the previously established accruals for unused office space in the U.S.

In the quarter, the effects on net revenue from the continuing weakness in the global business environment were partially offset by a positive contribution from foreign currency exchange rate fluctuations. Excluding the positive impact of currency of approximately $2.8 million in the 2003 third quarter, net revenue decreased by 15 percent from the 2002 third quarter.

"Our results are mixed this quarter as evidence of an economic rebound remains uneven across industries and regions," said Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles. "We are encouraged, however, by the progress we continue to make on our profitability, as all regions except Europe were profitable in the quarter."

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                                      - 2 -

Consolidated salaries and employee benefits expense in the 2003 third quarter was $51.1 million, down 9 percent from $56.2 million in the comparable quarter last year. Reductions in the company's workforce during the past year contributed to the decrease. In addition, the improvement was due to a favorable adjustment to employee benefits accruals. Partially offsetting these factors was an increase in bonus accruals in the third quarter of 2003 compared to the same period last year. In the 2002 third quarter the bonus accrual was unusually low, as an adjustment was made to the annual estimate because of declining net revenue.

Consolidated general and administrative expenses declined 24 percent to $21.1 million in the 2003 third quarter, compared to $27.6 million in the 2002 third quarter. The decrease was due to several factors, including reduced spending on discretionary items, lower bad debt expense, and lower infrastructure costs.

In the 2003 third quarter, the number of confirmed executive searches decreased 3 percent from the 2002 third quarter. As of September 30, 2003 the company employed 317 consultants, compared to 318 as of June 30, 2003, and 376 as of September 30, 2002.

Results by Segment
Net revenue in North America was $42.8 million, a decrease of 10 percent from $47.4 million in the 2002 third quarter. The Financial Services and Professional Services practices reported the largest increases in the 2003 third quarter compared to the 2002 third quarter, while the Technology practice reported the most significant decline. Operating income for the region increased 17 percent in the quarter to $12.0 million from $10.3 million in last year's third quarter primarily because of lower headcount, a favorable adjustment to employee benefits accruals, and reductions in both fixed and discretionary general and administrative spending. The operating margin increased to 28.0 percent from
21.7 percent in the 2002 third quarter.

In Latin America, net revenue was $3.3 million, an increase of 3 percent from $3.2 million in the 2002 third quarter. Operating income in the 2003 third quarter was $598,000, compared to an operating loss of $1.1 million in the 2002 third quarter. The prior-year loss included a one-time adjustment for value-added taxes (VAT) and costs associated with converting certain wholly owned subsidiaries into licensees.

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                                      - 3 -

Net revenue in Europe was $25.9 million, a decrease of 17 percent from $31.2 million in the 2002 third quarter. Excluding the positive impact of currency exchange rates of $2.6 million, net revenue decreased by 25 percent from the same quarter in 2002. The Financial Services practice experienced a particularly weak 2003 third quarter. The region recorded an operating loss of $2.2 million in the 2003 third quarter, compared to operating income of $1.0 million in last year's third quarter, due to the lower net revenue levels that were partially offset by lower discretionary spending.

In Asia Pacific, net revenue was $5.0 million, a decrease of 10 percent from $5.5 million in the 2002 third quarter. Operating income was $384,000 in the 2003 third quarter, a decrease of 11 percent from $431,000 in the same period of 2002.

Corporate expense declined 14 percent to $6.1 million in the 2003 third quarter, compared to $7.1 million last year, due to lower salary and employee benefits expense and lower systems-related spending.

Nine Month Results
For the nine months ended September 30, 2003, consolidated net revenue was $235.9 million, a decrease of 13 percent from $272.6 million for the first nine months of 2002. There was a loss per share of $0.46 compared to a loss per share of $1.12 in the same period last year. The operating loss was $3.2 million compared to an operating loss of $23.6 million in last year's comparable period. The net loss was $8.3 million, compared to a net loss of $20.2 million for the first nine months of 2002.

Despite a pre-tax loss of $2.6 million during the nine months ended September 30, 2003, the company recorded $5.7 million in income tax expense. This includes a $4.3 million deferred tax asset write-off required to be recorded upon the vesting of restricted stock units during the first half of the year, and $1.4 million of income tax expense primarily related to certain non-U.S. operations.

2003 Fourth Quarter Outlook and Restructuring Charge
For the 2003 fourth quarter, net revenue is anticipated to be in the range of $70 million to $80 million. At those net revenue levels, the company estimates that the corresponding results would range from a loss per share of $0.07 to diluted earnings per share of $0.10, excluding the effects of the restructuring charge discussed below.

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                                      - 4 -

The company expects to record a restructuring charge of $15 million to $20 million in the 2003 fourth quarter to better align the cost structure in Europe with its current net revenue level and also to increase the previously established accruals for unused office space. The company also is updating its evaluation of goodwill impairment, which may result in an additional charge.

Webcast of Investor Call Available Today
The company will provide a real-time webcast of its investor call on Thursday, October 30, 2003 at 9:00 a.m. Chicago Time to review its 2003 third quarter financial results. The call will last up to one hour and will feature remarks by Chairman and CEO Thomas J. Friel and Chief Financial Officer Kevin J. Smith. The webcast will be available online, along with any slides accompanying management's remarks, at www.heidrick.com or through CCBN's individual investor center at www.companyboardroom.com. Listeners should log on approximately ten minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.
Heidrick & Struggles International, Inc. is the world's premier provider of senior-level executive search, interim executive placement, and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

                                    - more -

Safe Harbor Statement
This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; continuing weakness of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to generate profits in order to ensure that our deferred tax assets are realizable; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

Contact
Eric Sodorff (media)
312-496-1613 or esodorff@heidrick.com
Lynn McHugh (analysts)
312-496-1593 or lmchugh@heidrick.com

                    Heidrick & Struggles International, Inc.
                     Consolidated Statements of Operations
                     (In thousands, except per share data)

                                                          Three Months Ended
                                                             September 30,
                                                      -------------------------                              %
                                                       2003               2002            $ Change        Change
                                                      -------           -------           --------        ------
Revenue:
  Revenue before reimbursements (net revenue)         $76,941           $87,356           (10,415)         -11.9%
  Reimbursements                                        5,531             6,507              (976)         -15.0%
                                                      -------           -------           -------
     Total revenue                                     82,472            93,863           (11,391)         -12.1%
Operating expenses:
  Salaries and employee benefits                       51,148            56,244            (5,096)          -9.1%
  General and administrative expenses                  21,081            27,558            (6,477)         -23.5%
  Reimbursed expenses                                   5,531             6,507              (976)         -15.0%
  Restructuring charges (1)                             1,413                 -             1,413
                                                      -------           -------           -------
     Total operating expenses                          79,173            90,309           (11,136)         -12.3%
                                                      -------           -------           -------
     Operating income                                   3,299             3,554              (255)          -7.2%

Non-operating income (expense):
  Interest income                                         383               479
  Interest expense                                        (20)              (71)
  Net realized and unrealized gains (losses) on
    equity and warrant portfolio (2)                      199              (801)
  Other, net                                              115              (576)
                                                      -------           -------
     Net non-operating income (expense)                   677              (969)

Income before income taxes                              3,976             2,585

Provision for income taxes                              2,924             1,661
                                                      -------           -------
Net income                                            $ 1,052              $924
                                                      =======           =======

Basic earnings per common share                       $  0.06           $  0.05
Basic weighted average common shares outstanding       18,261            18,129
Diluted earnings per common share                     $  0.05           $  0.05
Diluted weighted average common shares outstanding     19,141            19,008

Salaries and employee benefits as a percentage of
  net revenue                                            66.5%             64.4%
General and administrative expenses as a
  percentage of net revenue                              27.4%             31.5%
Effective tax rate                                       73.5%             64.3%

                    Heidrick & Struggles International, Inc.

                              Segment Information

                                 (In thousands)

                                                                    Three Months Ended September 30,
                                                     --------------------------------------------------------------
                                                                                                 2003       2002
                                                      2003      2002     $ Change   % Change    Margin *   Margin *
                                                     -------   -------   --------   --------    --------   --------
Revenue:
  North America                                      $42,786   $47,426   $ (4,640)      -9.8%
  Latin America                                        3,299     3,199        100        3.1%
  Europe                                              25,855    31,182     (5,327)     -17.1%
  Asia Pacific                                         5,001     5,549       (548)      -9.9%
                                                     -------   -------   --------
    Revenue before reimbursements (net revenue)       76,941    87,356    (10,415)     -11.9%
  Reimbursements                                       5,531     6,507       (976)     -15.0%
                                                     -------   -------   --------
    Total revenue                                    $82,472   $93,863   $(11,391)     -12.1%
                                                     =======   =======   ========
Operating Income (Loss):


  North America                                      $11,987   $10,274   $  1,713       16.7%       28.0%      21.7%
  Latin America                                          598    (1,071)     1,669                   18.1%
  Europe                                              (2,158)    1,028     (3,186)                              3.3%
  Asia Pacific                                           384       431        (47)     -10.9%        7.7%       7.8%
                                                     -------   -------   --------
    Total regions                                     10,811    10,662        149        1.4%       14.1%      12.2%
  Corporate                                           (6,099)   (7,108)     1,009       14.2%
                                                     -------   -------   --------
    Operating income before restructuring charges      4,712     3,554      1,158       32.6%        6.1%       4.1%
  Restructuring charges (1)                           (1,413)        -     (1,413)
                                                     -------   -------   --------
    Operating income                                  $3,299    $3,554   $   (255)
                                                     =======   =======   ========

*    Margin based on revenue before reimbursements (net revenue)

                    Heidrick & Struggles International, Inc.
                     Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                                       Nine Months Ended
                                                                         September 30,
                                                                  -----------------------------
                                                                       2003           2002           $ Change    % Change
                                                                  ------------   --------------      --------    --------
Revenue:
  Revenue before reimbursements (net revenue)                        $235,926       $272,555         (36,629)      -13.4%
  Reimbursements                                                       17,417         19,824          (2,407)      -12.1%
                                                                  ------------   --------------      --------    --------
      Total revenue                                                   253,343        292,379         (39,036)      -13.4%

Operating expenses:
  Salaries and employee benefits (4)                                  168,215        189,414         (21,199)      -11.2%
  General and administrative expenses                                  64,041         83,618         (19,577)      -23.4%
  Reimbursed expenses                                                  17,417         19,824          (2,407)      -12.1%
  Restructuring charges (1)                                             6,913         23,169         (16,256)
                                                                  ------------   --------------      --------
      Total operating expenses                                        256,586        316,025         (59,439)      -18.8%
                                                                  ------------   --------------      --------
      Operating loss                                                   (3,243)       (23,646)         20,403       -86.3%


Non-operating income (expense):
  Interest income                                                       1,343          1,390
  Interest expense                                                        (110)          (159)
  Net realized and unrealized gains (losses) on equity
    and warrant portfolio (2)                                             447         (2,043)
Write-down of long-term investment (5)                                       -         (5,000)
Other, net                                                             (1,022)          (469)
                                                                  ------------   --------------
      Net non-operating income (expense)                                  658         (6,281)

Loss before income taxes                                               (2,585)       (29,927)

Provision for (benefit from) income taxes (3)                            5,709         (9,719)
                                                                  ------------   --------------

Net loss                                                             $ (8,294)      $(20,208)
                                                                  ============   ==============

Basic loss per common share                                            $(0.46)        $(1.12)
Basic weighted average common shares outstanding                       18,186         18,093
Diluted loss per common share                                          $(0.46)        $(1.12)
Diluted weighted average common shares outstanding                     18,186         18,093

Salaries and employee benefits as a percentage of net revenue           71.3%          69.5%
General and administrative expense as a percentage of net revenue       27.1%          30.7%
Effective tax rate                                                         -           32.5%

                    Heidrick & Struggles International, Inc.

                               Segment Information

                                 (In thousands)

                                                                             Nine Months Ended September 30,
                                                            ------------------------------------------------------------------
                                                                                                           2003        2002
                                                              2003        2002    $ Change    % Change    Margin *    Margin *
                                                            --------   --------   ---------   --------    --------    --------
Revenue:
  North America                                             $129,332   $149,487    $(20,155)     -13.5%
  Latin America                                                8,235      8,670        (435)      -5.0%
  Europe                                                      82,293     97,477     (15,184)     -15.6%
  Asia Pacific                                                16,066     16,921        (855)      -5.1%
                                                            --------   --------    --------
    Revenue before reimbursements (net revenue)              235,926    272,555     (36,629)     -13.4%
  Reimbursements                                              17,417     19,824      (2,407)     -12.1%
                                                            --------   --------    --------
    Total revenue                                           $253,343   $292,379    $(39,036)     -13.4%
                                                            ========   ========    ========

Operating Income (Loss):
  North America  (4)                                        $ 28,029   $ 22,883    $  5,146       22.5%       21.7%       15.3%
  Latin America                                                  578     (2,648)      3,226                    7.0%
  Europe  (4)                                                 (3,542)      (229)     (3,313)
  Asia Pacific  (4)                                            1,913      1,522         391       25.7%       11.9%        9.0%
                                                            --------   --------    --------
    Total regions                                             26,978     21,528       5,450       25.3%       11.4%        7.9%
  Corporate  (4)                                             (23,308)   (22,005)     (1,303)      -5.9%
                                                            --------   --------    --------
    Operating income (loss) before restructuring charges       3,670       (477)      4,147                    1.6%
  Restructuring charges  (1)                                  (6,913)   (23,169)     16,256
                                                            --------   --------    --------
    Operating loss                                          $ (3,243)  $(23,646)   $ 20,403
                                                            ========   ========    ========

*    Margin based on revenue before reimbursements (net revenue)

                    Heidrick & Struggles International, Inc.
                     Condensed Consolidated Balance Sheets
                                 (In thousands)


                                                                    September 30,                   December 31,
                                                                         2003                           2002
                                                                    -------------                   ------------
Current assets:
   Cash and cash equivalents                                         $  110,164                     $   110,220
   Accounts receivable, net of allowance for doubtful accounts           50,403                          41,774
   Other receivables                                                      3,236                           3,552
   Prepaid expenses                                                       9,433                          11,881
   Income taxes recoverable                                                   -                           6,125
   Deferred income taxes, net                                            22,262                          24,924
                                                                     ----------                     -----------
     Total current assets                                               195,498                         198,476
                                                                     ----------                     -----------
Property and equipment, net                                              34,684                          38,230
                                                                     ----------                     -----------

Other non-current assets:

   Assets designated for retirement and pension plans                    26,489                          21,196
   Investments                                                            2,576                           3,007
   Other non-current assets                                               4,145                           9,478
   Deferred income taxes, net                                            25,592                          32,176
   Goodwill, net                                                         50,648                          50,271
   Other intangibles, net                                                 9,140                          10,230
                                                                     ----------                     -----------
     Total other non-current assets                                     118,590                         126,358
                                                                     ----------                     -----------
     Total assets                                                    $  348,772                     $   363,064
                                                                     ==========                     ===========


                    Heidrick & Struggles International, Inc.
                     Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                September 30,   December 31,
                                                                    2003           2002
                                                                ------------    -----------
Current liabilities:
   Current maturities of long-term debt                           $    660       $  1,161
   Accounts payable                                                  6,665          8,887
   Accrued expenses:
      Salaries and employee benefits                                62,921         67,514
      Other                                                         18,591         20,704
   Current portion of accrued restructuring charges                 13,263         20,705
   Income taxes payable                                              3,350              -
                                                                  --------       --------
      Total current liabilities                                    105,450        118,971
                                                                  --------       --------

Non-current liabilities:
   Long-term debt, less current maturities                              78            294
   Retirement and pension plans                                     29,584         25,234
   Non-current portion of accrued restructuring charges             16,275         18,531
   Other non-current liabilities                                     1,460            323
                                                                  --------       --------
      Total non-current liabilities                                 47,397         44,382
                                                                  --------       --------
Stockholders' equity                                               195,925        199,711
                                                                  --------       --------
      Total liabilities and stockholders' equity                  $348,772       $363,064
                                                                  ========       ========

Schedule Notes:

(1) In June 2001, October 2001 and October 2002 the Company announced reductions in its workforce and the consolidation and closing of offices and as a result recorded restructuring charges of $53.2 million and $48.5 million in 2001 and 2002, respectively.

     In the first quarter of 2003, the Company recorded an additional $5.5 million of restructuring charges to increase previously established accruals for unused office space. By segment, the restructuring charges recorded in the 2003 first quarter are: North America $0.4 million; Europe $5.1 million.

     In the third quarter of 2003, the Company recorded an additional $1.4 million of restructuring charges to increase previously established accruals for unused office space in North America.

     In the first quarter of 2002, the Company recorded $23.2 million of restructuring charges related to reductions in its workforce and the consolidation and closing of offices. The 2002 first quarter restructuring charges include $10.4 million of severance and other employee-related costs and $12.8 million related to the consolidation and closing of offices. By segment, the restructuring charges recorded in the first quarter of 2002 are as follows: North America $13.3 million; Latin America $0.1 million; Europe $7.0 million; Asia Pacific $0.3 million; Corporate $2.5 million.

(2) The Company receives warrants for equity securities in its client companies, in addition to its cash fee, for services rendered on some searches. The warrants are recorded at fair value, net of consultants' bonuses. Some of the warrants meet the definition of a derivative instrument under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its subsequent amendments. In accordance with SFAS No. 133, changes in the fair value of the derivative instruments are recorded in the Consolidated Statements of Operations. Other warrants received and which do not meet the definition of a derivative under SFAS No. 133 are regularly reviewed for declines in fair value. Upon a value event such as an initial public offering or an acquisition, the equity securities arising from the exercise of the warrants are monetized, resulting in a realized gain, net of consultants' bonuses and other costs.

(3) The Company's year-to-date tax provision reflects the write-down of $4.3 million of deferred tax assets, related to the excess of expense for accounting purposes over the related deduction for tax purposes, required to be recorded upon the vesting of restricted stock units in the first half of 2003, and $1.4 million of income tax expense primarily related to certain non-U.S. operations.

(4) In the second quarter of 2003, Mr. Piers Marmion resigned as Chief Executive Officer. In addition, Mr. David Anderson, who was previously the President and Chief Operating Officer, also resigned. As a result, the Company recorded a charge of $5.2 million in the second quarter of 2003 for their separation agreements. These charges are included in the Corporate segment.

     Also in the second quarter of 2003, the Company recorded other severance costs of $2.8 million. By segment, these severance charges are as follows:
     North America $0.5 million; Europe $2.0 million; Asia Pacific $0.2 million; Corporate $0.1 million.

(5) During the second quarter of 2002, the Company wrote down its remaining investment in ETF Group, incurring a non-cash charge of $5.0 million.